UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

S.Y. BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

S.Y. Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206
502.582.2571

March 19, 2008

Dear Shareholder:

We cordially invite you to attend the 2008 Annual Meeting of Shareholders of S.Y. Bancorp, Inc., which will be held at 10:00 a.m., Eastern Time, on Wednesday, April 23, 2008, at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40207. The Olmsted is located on the campus of the Masonic Widows and Orphans Home, and there is a map on the back cover for your reference.

The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which we will also review S.Y. Bancorp’s business and operations. Only shareholders and their proxies are entitled to vote at the Annual Meeting.

We hope you will attend the meeting.  Your vote is important.  Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card, so that your shares will be represented and voted at the Annual Meeting.

Sincerely yours,

/s/ David P. Heintzman

David P. Heintzman
Chairman, President, and Chief Executive Officer

S.Y. Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206

NOTICE OF THE
2008 ANNUAL MEETING OF SHAREHOLDERS

March 19, 2008

To our Shareholders:

The Annual Meeting of Shareholders of S.Y. Bancorp, Inc., a Kentucky corporation, will be held on Wednesday, April 23, 2008 at 10:00 a.m., Eastern Time, at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40207 for the following purposes:

(1)          To approve the action of the Board of Directors fixing the number of directors at twelve;

(2)          To approve amendments to Article IX of the Company’s Articles of Incorporation to declassify the Board of Directors so that each director will stand for re-election on an annual basis and revise provisions relating to the vote required to change provisions of Article IX;

(3)          To elect eleven (11) directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified, in the event the proposal at (2) above is approved;

(4)          Alternatively, to elect four (4) directors to serve until their terms expire at the 2011 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified, in the event the proposal at (2) above is not approved; and

(5)          To transact such other business as may properly come before the meeting.

The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on March 7, 2008.

We hope you will be represented at the meeting.  Please sign and return the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person.  Your vote is important.  The Board of Directors of Bancorp appreciates the cooperation of shareholders in directing proxies to vote at the meeting.

By Order of the Board of Directors

/s/ David P. Heintzman

David P. Heintzman
Chairman, President and Chief Executive Officer

WE URGE SHAREHOLDERS TO MARK, SIGN AND RETURN
PROMPTLY THE ACCOMPANYING PROXY CARD

S.Y. Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

About the Annual Meeting

Why have I received these materials?

We are mailing the accompanying proxy to shareholders on or about March 19, 2008.  The proxy is solicited by the Board of Directors of S.Y. Bancorp, Inc. (referred to throughout this Proxy Statement as “S.Y. Bancorp”, “the Company” or “we” or “our”) in connection with our Annual Meeting of Shareholders that will take place on Wednesday, April 23, 2008.  We cordially invite you to attend the Annual Meeting and request you to vote on the proposals described in this Proxy Statement.

What am I voting on?

•                  Approving the action of the Board of Directors fixing the number of directors at twelve;

•                  Approving the amendments to Article IX  of the Company’s  Articles of Incorporation (“Articles”) to declassify the Board of Directors so that each director will stand for re-election on an annual basis and revise provisions relating to the vote required to change provisions of Article IX;

•                  Electing eleven (11) directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified in the event the Articles are amended; and

•                  Alternatively, if the Articles are not amended, electing four (4) directors to serve until the 2011 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

Where can I find more information about these voting matters?

•                  Information about the amendments to the Articles of Incorporation is contained in ITEM 2.

•                  Information about nominees for election or reelection is contained in ITEM 3 and ITEM 4.

What is the relationship of S.Y. Bancorp and Stock Yards Bank & Trust Company?

S.Y. Bancorp is the holding company for Stock Yards Bank & Trust Company (referred to throughout this Proxy Statement as “the Bank”).  S.Y. Bancorp owns 100% of Stock Yards Bank & Trust Company.  Because S.Y. Bancorp has no operations of its own, its business and that of Stock Yards Bank & Trust Company are essentially the same.

Who is entitled to vote at the Annual Meeting?

Holders of record of common stock (“Common Stock”) of S.Y. Bancorp as of the close of business on March 7, 2008 will be entitled to vote at the Annual Meeting.  On March 7, 2008, there were 13,xxx,xxx shares of Common Stock outstanding and entitled to one vote on all matters presented for vote at the Annual Meeting.

How do I vote my shares?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name in S.Y. Bancorp’s stock records maintained by our transfer agent, Stock Yards Bank & Trust Company), you may complete and sign the accompanying proxy card and return it to S.Y. Bancorp or deliver it in person.  Shares will be voted as you instruct.  If you return your proxy card and do not mark your voting instructions on your signed card, David Heintzman and Kathy Thompson as proxies named on the proxy card, will vote FOR the proposed amendments to the Articles and, depending upon the outcome of the voting on the proposed amendments to the Articles, FOR the election of the eleven director nominees or four director nominees.

“Street name” shareholders of Common Stock (that is, shareholders who hold Common Stock through a broker, bank or other nominee) who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds your shares and to follow the voting instructions on such form.

If you are a participant in the Stock Yards Bank & Trust Company 401(k) and Employee Stock Ownership Plan, are still employed by the Bank and have a Bank email address, you will receive an electronic version of the proxy card for the shares that you own through that savings plan.  If you are a participant no longer employed by the Bank or for another reason do not have a Bank email address, you will receive a paper version of the proxy card via postal mail. In either case, that proxy card will serve as a voting instruction card for the trustee of the plan. If you own shares through the plan and do not vote, the plan trustees will vote the plan shares in the same proportion as shares for which instructions were received under the plan.

Can I change my vote after I return my proxy card?

Yes.  After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation to the Secretary of S.Y. Bancorp or a replacement proxy bearing a later date.  Or you may attend the annual meeting, revoke your proxy and vote in person.  In each event, the later submitted vote will be recorded and the earlier vote revoked.  Your attendance at the Annual Meeting will not revoke your proxy unless you provide written notice of revocation.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business.  Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

What vote is required to approve each item?

The proposal to fix the number of directors at twelve will pass if votes cast for it exceed votes cast against it.

The proposal to amend the Articles of Incorporation will pass if holders of 66 2/3% of all outstanding shares vote for the amendments.

Directors will be elected by a plurality of the total votes cast at the Annual Meeting for the election of directors.  Assuming eleven directors are to be elected, a plurality means that the eleven nominees receiving the highest number of “FOR” votes will be deemed elected.

Any other item to be voted upon at the Annual Meeting will pass if votes cast for it exceed votes cast against it.

Who counts the votes?

Judges appointed for the meeting will tabulate votes cast in person or by proxy at the Annual Meeting.  These judges are independent inspectors who certify the results of the voting and will also determine whether a quorum is present at the meeting.

How are abstentions and broker non-votes treated?

A shareholder entitled to vote for the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors.  A shareholder may also abstain from voting on the proposals to fix the number of directors and amend the Articles of Incorporation.  The judges will treat votes withheld from the election of any nominee for director and abstentions from any other proposal as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast for or against any matter.  If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, the judges will treat these shares as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on the matter.

What information do I need to attend the Annual Meeting?

We do not use tickets for admission to the Annual Meeting.  If you are voting in person, we may ask for photo identification.

How does the Board recommend that I vote my shares?

The Board recommends a vote FOR the Directors’ proposal to fix the number of directors at twelve, FOR the Directors’ proposal to amend the Articles of Incorporation to declassify the Board of Directors and change the 66 2/3% voting requirement, and FOR each of the nominees for Director set forth in this document.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of S.Y. Bancorp. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described herein that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

S.Y. Bancorp will bear the cost of soliciting proxies in the form enclosed.  In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees.  We reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such Common Stock.

Is there any information that I should know about future annual meetings?

Any shareholder who intends to present a proposal at the 2009 Annual Meeting of Shareholders (the “2009 Annual Meeting”) must deliver the proposal to the Corporate Secretary at 1040 East Main Street, Louisville, Kentucky 40206 not later than November 21, 2008, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.  In addition, S.Y. Bancorp’s Bylaws impose certain advance notice requirements on a shareholder nominating a director or submitting a proposal to an Annual Meeting.  Such notice must be submitted to the secretary of S.Y. Bancorp no later than January 25, 2009.  The notice must contain information prescribed by the Bylaws, copies of which are available from the secretary.  These requirements apply even if the shareholder does not desire to have his or her nomination or proposal included in S.Y. Bancorp’s proxy statement.

ITEM 1.  FIXING THE NUMBER OF DIRECTORS

Directors’ Proposal to Fix the Number of Directors

The articles of incorporation and bylaws of S.Y. Bancorp provide that the Board of Directors be composed of nine to twenty-five members.  Each year the Board of Directors recommends the number for the coming year and presents a resolution to be adopted by the shareholders at the Annual Meeting.  The Board of Directors has recommended that the number of directors constituting the Board be fixed at twelve for the ensuing year, subject to approval by shareholders at the Annual Meeting.  If the individuals nominated are elected, there will be eleven individuals serving on the Board following the 2008 Annual Meeting.  The Board of Directors may appoint individuals to fill vacancies or elect an additional director to serve until elected by shareholders at the next Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO FIX THE NUMBER OF DIRECTORS AT TWELVE

ITEM 2.  PROPOSAL TO AMEND ARTICLES OF INCORPORATION

Directors’ Proposal to Amend the Articles of Incorporation to Declassify the Board of Directors

The Board of Directors has proposed three amendments to Article IX of the Company’s Articles of Incorporation. One amendment is to Section 2 and, in accordance with changes to Kentucky law, removes language about cumulative voting with regard to removal of directors. A second change is to Section 1 and will declassify the Board of Directors and provide for the annual election of all directors. The third amendment is to Section 3 so that, as amended, the 66 2/3 % voting requirement to alter, amend or repeal any provision of Article IX will apply only to Section 2.

The Board of Directors deems the amendments to declassify the Board and change the 66 2/3% voting requirement desirable and in the best interests of the Company and its shareholders.  If approved by the shareholders, the proposal to amend the Articles of Incorporation will be effective at the Annual Meeting or as soon as practicable following the Annual Meeting, subject to the filing of articles of amendment to the Articles of Incorporation with the Kentucky Secretary of State, which the Company anticipates would be done as soon as practicable following an affirmative vote on this Item 2 at the Annual Meeting.

Article IX of the  Articles of Incorporation currently requires the Board of Directors to be divided into three classes as nearly equal in number as possible. Each class of directors serves staggered, three-year terms, with the term of office of one class expiring each year. It also requires the affirmative vote of holders of at least 66 2/3% of the outstanding shares to change any provision of Article IX. Appendix A sets forth Article IX with proposed changes highlighted, and in its entirety as it is proposed to be amended.

Background and Reasons for Declassification Proposal

This proposal to amend the Company’s Articles of Incorporation to declassify the Board of Directors is intended to increase director accountability to shareholders and continue to enhance the Company’s corporate governance policies and procedures. Classified boards have been widely adopted by companies and have a long history in corporate law. Those supporting classified boards assert that they promote the independence of directors in that directors elected for multi-year terms are less subject to outside influence. Advocates of classified boards also believe that they provide continuity and stability in the management of the business and affairs of a company since a majority of directors will have prior experience as directors of the company. Supporters further assert that classified boards may enhance shareholder value by motivating an entity seeking control of a target company with a classified board to initiate arms-length discussions with the board of the target company because the entity would be unable to replace the entire board in a single election.

Some investors have, however, come to view classified boards as having the effect of insulating directors from being accountable to a corporation’s shareholders. A classified board of directors, for example, limits the ability of shareholders to elect all directors on an annual basis and exercise influence over a company, and may discourage proxy contests in which shareholders have an opportunity to vote for a competing slate of nominees. The election of directors is the primary means for shareholders to influence the business and affairs of the Company and to hold directors accountable for implementation of policies.

After careful consideration of the various arguments for and against a classified board, the Board of Directors proposes declassifying the Board. This determination by the Board furthers our goal of ensuring that the Company’s corporate governance policies establish director accountability to the Company’s shareholders and will allow shareholders the opportunity each year to act upon their views on the performance of the Board of Directors by electing all directors annually.

The Board of Directors has unanimously approved the proposed amendment declassifying the organization of the Board of Directors and, if approved by the requisite vote of the shareholders as set forth below, the Articles of Incorporation will be amended to declassify the Board of Directors.

Effect of Voting Outcomes

If this proposal is approved and the amendments to Article IX of the Articles of Incorporation become effective at the 2008 Annual Meeting of Shareholders, the annual election of all directors would begin with the 2008 annual meeting. Consequently, all directors would stand for re-election in 2008 pursuant to Item 2 and each would be elected to a one-year term. Directors who would normally be subject to re-election in 2009 and 2010 have agreed to resign and to stand for reelection in 2008 if this Item 2 is approved and the amendment to Article IX of the Articles of Incorporation becomes effective at the 2008 annual meeting.

If this Item 2 is not approved, pursuant to the Company’s current Articles of Incorporation, the Board of Directors will remain classified and approximately one-third of the Board will stand for election in any given year.  In such a case, the four directors standing for election in 2008 pursuant to Item 4 would be elected to three-year terms, and the current staggered terms of directors would continue.

Vote Required

The proposal to amend the Articles of Incorporation will pass if holders of 66 2/3% of all outstanding shares vote “FOR” the amendments.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE ARTICLES OF INCORPORATION.

ITEM 3.  ELECTION OF ELEVEN DIRECTORS

The Board of Directors presently consists of eleven (11) members and, prior to the adoption of the proposed amendment to the Company’s Articles of Incorporation, is divided into three (3) classes as equal in size as possible. The term of each class is three years, with terms staggered so that the term of one class expires at such annual meeting. Directors hold office until the annual meeting for the year in which his or her term expires and until his or her successor is elect and a qualified, subject to his or her prior death, resignation, retirement, removal or disqualification.

If the shareholders approve the proposed amendment to the Company’s Articles of Incorporation to declassify the Board of Directors and such amendment becomes effective at the 2008 annual meeting, all eleven (11) members of the Board will be up for election at the 2008 annual meeting. However, if the shareholders do not approve the proposed amendment or the amendment does not become effective at the 2008 annual meeting, then the term of office of the current directors whose term expire at the 2008 annual meeting will stand for re-election, and directors with terms expiring in 2009 and 2010 will continue.

If the shareholders approve the proposed amendment pursuant to Item 2 above and the amendment becomes effective at the 2008 annual meeting, the eleven (11) directors nominated by the Nominating and Governance Committee of the Board of Directors for election this year to hold office until the 2009 annual meeting and until their respective successors are elected and qualified are:

Name, Age and Year	Principal Occupation;
Individual Became Director (1)	Certain Directorships (2) (3)
David H. Brooks	Retired; Former Chairman and Chief Executive Officer,
Age 65	S.Y. Bancorp, Inc. and Stock Yards Bank & Trust Company
Director since 1985

James E. Carrico	Senior Vice President, Wells Fargo Insurance Services of
Age 66	Kentucky, Inc.
Director since 1978

Charles R. Edinger, III	President, J. Edinger & Son, Inc.
Age 58
Director since 1984

David P. Heintzman	President, Chairman and Chief Executive Officer,
Age 48	S.Y. Bancorp, Inc. and Stock Yards Bank & Trust Company
Director since 1992

Carl G. Herde	Vice President and Chief Financial Officer,
Age 47	Baptist Healthcare System, Inc.
Director since 2005

Richard A. Lechleiter	Executive Vice President and Chief Financial Officer
Age 47	Kindred Healthcare, Inc.
Director since 2007

Bruce P. Madison	President and Chief Executive Officer, Plumbers Supply
Age 57	Company, Inc.
Director since 1989

Nicholas X. Simon	President and Chief Executive Officer,
Age 49	Publishers Printing Company LLC
Director since 2002

Norman Tasman	President, Tasman Industries, Inc. and
Age 56	Tasman Hide Processing, Inc.
Director since 1995

Robert L. Taylor	Professor of Management and Dean Emeritus, College of
Age 68	Business, University of Louisville
Director since 2003

Kathy C. Thompson	Senior Executive Vice President, S.Y. Bancorp, Inc.
Age 46	and Stock Yards Bank & Trust Company
Director since 1994

(1)          Ages listed are as of December 31, 2007. Mr. Lechleiter was elected as a director of Bancorp and the Bank at the meetings of the respective Board of Directors held in May, 2007.

(2)          Each director and nominee has been engaged in his or her chief occupation for five years or more with the exception of Messrs Brooks and Heintzman. In 2005 Mr. Brooks retired from the position of Chairman and CEO of Stock Yards Bank & Trust Company and S.Y. Bancorp, Inc. Also in 2005 Mr. Heintzman was appointed Chairman and CEO of Stock Yards Bank & Trust Company and S.Y. Bancorp, Inc.

(3)          No director or nominee holds any directorship in a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such act or any company registered as an investment company under the Investment Company Act of 1940.

Our Board of Directors has determined that Messrs. Carrico, Edinger, Herde, Lechleiter, Madison, Simon and Tasman and Dr. Taylor satisfy the independence requirements of the NASDAQ. As a recently retired Chairman and CEO, Mr. Brooks does not satisfy these requirements nor do Mr. Heintzman and Ms. Thompson who are employees of the Bank.

If elected, we expect that all of the aforementioned nominees will serve as directors and hold office until the 2009 annual meeting of shareholders and until their respective successors have been elected and qualified. Based on the recommendation of the Nominating and Governance Committee, all of the aforementioned nominees are standing for reelection except for Mr. Lechleiter who is standing for election by shareholders for the first time.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE NOMINEES

ITEM 4.  ELECTION OF FOUR DIRECTORS

If the shareholders do not approve the proposed amendment to the Company’s Articles of Incorporation pursuant to Item 2 above, the four (4) director nominees for a term expiring at the 2011 annual meeting are:

•              Charles R. Edinger, III,

•              David P. Heintzman,

•              Richard A. Lechleiter, and

•              Norman Tasman

Set forth previously is the biographical information with respect to each of the director nominees listed above, and all of the aforementioned nominees are standing for reelection.

If the shareholders do not approve the proposed amendment to the Company’s Articles of Incorporation pursuant to Item 2 above, we expect that the four aforementioned nominees, if elected, will serve as directors and hold office until the 2011 annual meeting of shareholders and until their respective successors have been elected and qualified. Messrs. Carrico, Herde, Madison and Dr. Taylor will remain as directors with terms expiring at the 2009 annual meeting and Messrs. Brooks and Simon and Ms. Thompson will remain as directors with terms expiring at the 2010 annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF

THESE NOMINEES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth in the following table is the beneficial ownership of our Common Stock as of January 31, 2008 for each person or entity known by us to beneficially own more than five percent of the outstanding shares of our Common Stock; all our Directors and executive officers as a group; and Directors, executive officers and employees as a group. “Executive Officer” means the chairman, president, any vice president in charge of a principal business unit, division or function, or other officer who performs a policy making function or any other person who performs similar policy making functions and is so designated by the Board of Directors. For a description of the voting and investment power with respect to the shares beneficially owned by the directors and nominees for election as directors of S.Y. Bancorp, see the table under the heading, “Election of Directors.”

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of S.Y. Bancorp Common Stock (1)
Stock Yards Bank & Trust Company 1040 East Main Street Louisville, Kentucky 40206	1,035,842	(2)	7.7%

Fidelity Management and Research Boston, Massachusetts 02109	1,120,152	(3)	8.3%

Directors and executive officers of Bancorp as a group (16 persons)	1,597,780	(4)	11.4%

Directors, executive officers, and employees of S.Y. Bancorp and the Bank as a group (298 persons)	2,432,155	(4)(5)	17.05%

(1)                                  Shares of S.Y. Bancorp Common Stock subject to stock options that are currently exercisable or may become exercisable within the following 60 days under S.Y. Bancorp’s Stock Incentive Plans are deemed outstanding for purposes of computing the percentage of S.Y. Bancorp Common Stock beneficially owned by the person and group holding such options but are not deemed outstanding for purposes of computing the percentage of S.Y. Bancorp Common Stock beneficially owned by any other person or group.

(2)                                  Held by the Bank as agent, trustee, personal representative and in other fiduciary capacities.

(3)                                  Based upon a Schedule 13F filed with the SEC as of September 30, 2007.

(4)                                  Includes 521,995 shares subject to stock options outstanding stock options that are currently exercisable or may become exercisable within the following 60 days and 66,443 shares held in ESOP and 401(k) accounts.

(5)                                  The shares held by the group include 190,259 shares held by non-executive officers and employees of the Bank. In addition, 290,605 shares are subject to currently exercisable stock options held by non-executive officers of the Bank and 353,511 shares are held by non-executive officers and employees of the Bank in their ESOP and 401(k) accounts, with sole voting power and no current investment power. S.Y. Bancorp has not undertaken the expense and effort of compiling the number of shares certain officers and employees of the Bank may hold other than directly in their own name.

The following table shows the beneficial ownership of S.Y. Bancorp, Inc.’s common stock as of January 31, 2008 by each nominee for election as directors (and/or continuing directors depending upon voting result regarding declassification of the Board of Directors).

		Number of Shares Beneficially Owned	Percent of S.Y. Bancorp Common
Name		(1) (2) (3) (4)	Stock
David H. Brooks	(6)	161,954	1.2%
James E. Carrico		49,570	(5)
Charles R. Edinger, III	(7)	282,464	2.1%
David P. Heintzman	(8)	296,798	2.2%
Carl G. Herde		7,580	(5)
Richard A. Lechleiter		2,071	(5)
Bruce P. Madison	(9)	52,909	(5)
Nicholas X. Simon	(10)	49,121	(5)
Norman Tasman	(11)	277,714	2.0%
Robert L. Taylor		8,736	(5)
Kathy C. Thompson		140,282	1.0%

(1)                                  Includes, where noted, shares in which members of the nominee’s or director’s immediate family have a beneficial interest. The column does not, however, include the interest of certain of the listed nominees or directors in shares held by other non-dependent family members in their own right. In each case, the principal disclaims beneficial ownership of any such shares, and declares that the listing in this Proxy Statement should not be construed as an admission that the principal is the beneficial owner of any such securities.

(2)                                  Includes shares subject to outstanding stock options that are currently exercisable or may become exercisable within the following 60 days issued under S.Y. Bancorp’s Stock Incentive Plan(s) as follows:

Name	Number of Vested Stock Options
Brooks	52,265
Carrico	630
Edinger	630
Heintzman	198,085
Herde	420
Lechleiter	0
Madison	630
Simon	1,050
Tasman	630
Taylor	2,310
Thompson	82,370

(3)                                  Includes shares held in Directors’ Deferred Compensation Plan as follows:

Name	Number of Shares
Brooks	1,215
Edinger	5,812
Herde	2,560
Lechleiter	571
Madison	26,192
Simon	4,176
Tasman	18,600
Taylor	4,326

(4)                                  Includes shares held in the Company’s 401(k)ESOP as follows:

Name	Number of Shares
Heintzman	18,886
Thompson	11,254

(5)                                  Less than one percent of outstanding S.Y. Bancorp Common Stock.

(6)                                  Includes 52,867 shares owned by Mr. Brooks’ wife.

(7)                                  Includes 51,925 shares owned by Mr. Edinger’s wife and 157,810 shares owned by a family partnership for which Mr. Edinger shares voting control and derives approximately 9% economic benefit.

(8)                                  Includes 4,583 shares owned by Mr. Heintzman’s wife and 2,532 shares held by Mr. Heintzman as custodian for his minor daughter;

(9)                                  Includes 1,859 shares owned by Mr. Madison’s wife.

(10)                            Includes 37,805 shares held by Publishers Printing Company, LLC.

(11)                            Includes 193,200 shares owned by Mr. Tasman’s mother for which Mr. Tasman shares voting control but from which he derives no economic benefit; 59,599 shares held jointly by Mr. Tasman and his wife; 4,685 shares held as custodian for their son.

Mr. Heintzman and Ms. Thompson are among S.Y. Bancorp’s executive officers. S.Y. Bancorp’s executive officers serve at the pleasure of S.Y. Bancorp’s Board of Directors, and there are no arrangements or understandings regarding their selection or appointment as officers of S.Y. Bancorp.

CORPORATE GOVERNANCE AND RELATED MATTERS

The S.Y. Bancorp’s Board of Directors represents shareholders’ interests in perpetuating a successful business including optimizing shareholder returns. The Directors are responsible for determining that the Company is managed in such a way as to ensure this result. This is an active responsibility, and the Board monitors the effectiveness of policies and decisions including the execution of the Company’s business strategies. Strong corporate governance guidelines form the foundation for Board practices. As a part of this foundation, the Board believes that high ethical standards in all Company matters are essential to earning the confidence of investors, customers, employees and vendors. Accordingly, S.Y. Bancorp has established a framework that exercises appropriate measures of oversight at all levels of the Company and clearly communicates that the Board expects all actions be consistent with its fundamental principles of business ethics and other corporate governance guidelines. The Company’s governance guidelines and other related matters are published on the Company website: www.syb.com under the Investor Relations tab.

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES

During 2007, the Board of Directors of S.Y. Bancorp held twelve regularly scheduled and special meetings. All directors of S.Y. Bancorp are also directors of the Bank. During 2007 the Bank’s Board of Directors held thirteen regularly scheduled and special meetings.

All directors attended at least 75% of the number of meetings of the Board and committees of the Board on which they served. All directors are encouraged to attend annual meetings of shareholders, and all attended the 2007 Annual Meeting.

S.Y. Bancorp has an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee of the Board of Directors. The Bank has a Loan Committee and a Trust Committee of the Board of Directors.

Audit Committee

The Board of Directors of S.Y. Bancorp, Inc. maintains an Audit Committee comprised of five directors who are not officers of S.Y. Bancorp. The Audit Committee is comprised of Messrs. Carrico, Herde, Lechleiter, Madison and Simon. Each of these individuals meets the NASDAQ independence requirements for membership on an audit committee. The Board of Directors has adopted a written charter for the Audit Committee, and this charter is available on S.Y. Bancorp’s website: www.syb.com.

The Audit Committee oversees S.Y. Bancorp’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee, among other things, considers the appointment of the independent auditors for S.Y. Bancorp, reviews with the auditors the plan and scope of the audit and audit fees, monitors the adequacy of reporting and internal controls, meets regularly with internal and independent auditors, reviews the independence of the independent auditors, reviews S.Y. Bancorp’s financial results as reported in Securities and Exchange Commission filings, and approves all auditing and permitted non auditing services performed by its independent auditors. The Audit Committee meets with our management at least quarterly to consider the adequacy of our internal controls and the objectivity of our financial reporting. This Committee also meets with the independent auditors and with our own appropriate financial personnel and internal auditors regarding these matters. Both the independent auditors and the internal auditors regularly meet privately with this Committee and have unrestricted access to this Committee. The Audit Committee held five meetings during 2007.

The Board of Directors has determined that Mr. Herde is an audit committee financial expert for S.Y. Bancorp and is independent as described in the paragraph above. See “CORPORATE GOVERNANCE AND RELATED MATTERS — REPORT OF THE AUDIT COMMITTEE” for more information.

Nominating and Corporate Governance Committee

The Board of Directors of S.Y. Bancorp, Inc. maintains a Nominating and Corporate Governance Committee. Members of this committee are Messrs. Edinger, Madison, Simon and Tasman, all of whom are non-employee directors meeting the NASDAQ independence requirements for membership on a nominating and governance committee. Responsibilities of the committee are set forth in a written charter satisfying the NASDAQ’s corporate governance standards, requirements of federal securities law, and incorporating other best practices.  The Board of Directors adopted the charter for the Nominating and Corporate Governance Committee, and this charter is available on S.Y. Bancorp’s website: www.syb.com.

Among the committee’s duties are identifying and evaluating candidates for election to the board of directors, including consideration of candidates suggested by shareholders. To submit a candidate for consideration by the committee, a shareholder must provide written communication to the committee. Board membership criteria are set forth in the committee’s guidelines and include broad-based business skills and experience, commitment to high ethical standards, personal integrity, sound judgment and time available to devote to Board activities.

This committee held three meetings during 2007.

Compensation Committee

The Board of Directors of S.Y. Bancorp, Inc. maintains a Compensation Committee. Members of this committee are Messrs. Carrico, Edinger and Tasman and Dr. Taylor, all of whom are independent non-employee Directors. The Board of Directors has adopted a written charter for the Compensation Committee, and this charter is available on S.Y. Bancorp’s website: www.syb.com. The functions of this committee include making recommendations to our Board of Directors establishing the compensation of executive officers and reviewing the compensation of Directors. The Compensation Committee held four meetings during 2007. See “EXECUTIVE COMPENSATION AND OTHER INFORMATION — REPORT ON EXECUTIVE COMPENSATION” for more information.

Loan Committee

The members of the Bank’s Loan Committee are Messrs. Brooks, Carrico, Herde and Tasman. This committee held twelve meetings in 2007. The Loan Committee is primarily responsible for oversight of the Bank’s lending function including loan quality matters and approval of large credit facilities.

Trust Committee

The members of the Bank’s Trust Committee are Messrs Brooks, Edinger and Simon and Dr. Taylor. This committee held six meetings in 2007. The Trust Committee oversees the operations of the trust department of the Bank to ensure it operates in accordance with sound fiduciary principles and is in compliance with pertinent laws and regulations.

Shareholder Communications with the Board of Directors

Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: S.Y. Bancorp Board of Directors, P.O. Box 32890, Louisville, KY 40232-2890.  All communications directed to the Board of Directors will be received and processed by the Nominating and Corporate Governance Committee without any editing or screening.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, our Directors and persons who own more than 10% of a registered class of S.Y. Bancorp’s common stock to file initial reports of ownership and changes in ownership with the SEC and the NASDAQ. Such executive officers, Directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from the applicable executive officers and our Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended December 31, 2007 with the exception of the seven directors participating in a deferred compensation plan and electing the deferral to be invested in Bancorp stock. Due to a delay in reporting by a third party record keeper, shares so purchased in September 2007 were not reported timely as follows: Mr. Edinger, 57.7 shares, Mr. Herde, 38.4 shares, Mr. Lechleiter, 57.7 shares; Mr. Madison, 57.7 shares, Mr. Simon, 28.8 shares, Mr. Tasman, 76.9 shares and Dr. Taylor, 57.7 shares. Also the report regarding Mr. Poindexter’s February 20, 2007 restricted stock grant reached the SEC on February 23, 2007 due to a delay involving an expired password.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
REPORT ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction/Corporate Governance

The members of the Compensation Committee are Messrs. Carrico, Edinger and Tasman and Dr. Taylor, all of whom are independent non-employee Directors. Dr. Taylor chairs the Committee. The Board of Directors has adopted a written charter for the Compensation Committee. The functions of this committee include establishing the compensation amounts and programs for the executive officers. The Compensation Committee held four meetings during 2007, and its actions included discussion of and amendments to compensation philosophy, review and selection of peer group institutions, review of Compensation Discussion and Analysis requirements, review of current and adoption of a restated deferred compensation program for executive officers, recommendations to the Board regarding executive salaries and administration of employee equity awards.

For 2007, the Committee contracted with Clark Consulting’s compensation group to study the Bank’s executive pay practices and, thereby, provide resources to the Committee. The Committee engaged the independent consultant to provide an assessment of the Bank’s overall executive compensation program. The consultant concluded the Committee’s current practices to be consistent with its objectives and with sound governance principles and the Committee used the consultant’s findings as a foundation for its decisions regarding 2007 compensation. The Committee also employed a William M. Mercer, Inc. during 2006 to provide guidance on design and prevalence of executive nonqualified deferred compensation programs. Both consultants presented their findings to the Compensation Committee.

The CEO’s compensation is determined by the Committee. Compensation for all executive officers other than the CEO is based on recommendations by the CEO to the Committee, and the Committee either approves or adjusts to ensure consistency with Company philosophy and external competitive dynamics.

Objectives of Compensation Programs

The pay-for-performance compensation philosophy of the Compensation Committee supports S.Y. Bancorp’s primary objective of creating value for its shareholders.  The Committee strives to ensure the compensation of S.Y. Bancorp’s executive officers is adequate to attract and retain talented individuals with proven abilities to lead S.Y. Bancorp and the Bank so growth and profitability are realized while maintaining stability and capital strength.  The Bank competes with many other financial institutions in the markets where it operates — metropolitan Louisville, Indianapolis and, most recently, Cincinnati — for the most outstanding individuals available. Competing financial institutions range in size from start up organizations to established community banks to significantly larger super-regional and money center banks. All are vying for capable leaders, and accordingly, are willing to attractively compensate individuals to join and/or stay with their respective organization.

As a point of reference and comparison in its analysis, the Committee uses compensation information compiled for a group of peer banks. This peer group is comprised of publicly traded banks from $1.5 billion to $3 billion in total assets. The larger banks are included because the Committee considers the Bank’s Investment Management and Trust Department to provide an element of sophistication resulting in the overall Bank being more comparable to larger community banks. The peer group is comprised of banks in metropolitan areas of at least 250,000 people so as to more closely reflect the operating conditions of Stock Yards Bank — both from the standpoint of competing for business and for talented people. The peer group is generally comprised of banks with common stock widely held and not family controlled. Peers are included regardless of operating results, again to provide a more representative sample. The goal of the Committee is to compensate management with base pay between the 50th and 75th percentile while having incentive compensation for performance track a higher percentile as the Company’s performance exceeds these levels.

The Committee believes the following compensation strategies for S.Y. Bancorp’s executive officers, including the Chief Executive Officer (the “CEO”), achieve its objective. The philosophy of the Compensation Committee reflects a pay-for-performance culture while being competitive with other employers with which it competes for executive talent.

The General Design of S.Y. Bancorp’s Compensation Programs

As the business of banking evolves and Stock Yards Bank & Trust Company continues to distinguish itself as an exceptional performer, it has become increasingly apparent that the Company’s success is highly dependent upon the continuity realized by retaining very capable key officers. It is these individuals who execute the strategic plans of the Company. They deliver the Bank’s hallmark high quality services and carry forward the Bank’s century-old exceptional reputation. With the primary reason for customer dissatisfaction being disruption caused by banking officer turnover, management and the Compensation Committee have designed compensation programs to respond to the high priority of appropriately compensating officers critical to its customer service mission.

The Committee believes that a structure focusing on base salary, annual cash incentives and long term equity incentives is appropriate to achieve its objectives of attracting, motivating and retaining key executives, and paying them based on the performance they produce for shareholders. In addition to these elements of compensation, the Committee monitors and periodically modifies post-employment types of compensation (nonqualified or supplemental retirement and severance pay programs), each designed to retain valuable executive talent. The Company has no employment contracts with any of its officers.

Specific Elements of Compensation, and How Performance Impacts Each

The Company’s in-service compensation program consists of three key components:

•                  Base pay

•                  Annual cash and stock incentive compensation

•                  Long term incentives

The elements of post-employment compensation and benefits for executives (in addition to the retirement programs provided to employees generally) include:

•                  Nonqualified deferred compensation

•                  A nonqualified supplemental pension program for two executives

•                  Change-in-control severance agreements with three executives

Base Salary. Executive officers’ base pay is determined by evaluating the most recent comparative peer data relative to their roles and responsibilities designated in their positions.  Individual salary increases are reviewed annually and are based on the Bancorp’s comparative performance to the peer group and the executive’s individual performance during the preceding year.  The Committee has set a range between the 50th and 75th percentile for base salary relative to peers. In consideration of this range, the Committee increased the CEO’s salary $22,500 or 5% for 2006. For 2007 the CEO requested that he not receive an increase in base pay due to the difficult operating environment at that time coupled with his desire to be personally involved in cost containment measures expected of all employees. The Committee affirmed that the absence of a base pay increase was not a reflection of the CEO’s performance.

Annual Cash Incentives. The objective of annual cash incentive compensation is to deliver levels of compensation competitive to the peer group, conditioned on the attainment of annual financial objectives and operating results.  The Committee believes these to be primary drivers of stock price performance over time.  Therefore, the Committee established an incentive program based upon the achievement of certain earnings per share goals as well as line of business goals applicable to specific officers’ duties. For 2007 the determination as to whether cash incentives would be paid to the CEO and non-line of business EVPs was based upon the achievement of earnings per share (EPS) growth of at least 4%.  The formula has increasingly higher payout percentages for corresponding EPS increases, reinforcing the Committee’s pay-for-performance philosophy. The payout scale for the CEO’s annual cash bonus is as follows:

EPS Growth	Bonus as % of Base
4%	10.0%
5%	12.5%
6%	15.0%
7%	22.5%
8%	30.0%
9%	37.5%
10%	45.0%
11%	52.5%
12%	60.0%

For 2007, the Company achieved an 8% increase in EPS, and accordingly, the CEO received a cash bonus of 30% of his base pay.

Ms. Davis, who does not have line of business responsibility, receives an annual cash incentive at a percentage of her base salary determined based on one half the percentage applicable to the CEO. She also received a discretionary award of 5% of base pay. Each Executive with responsibility for a line of business has a weighted incentive goal—based partly of the overall performance of the Company (using earnings per share and a percentage relative to the CEO’s award as the performance measure) and also on attainment of line of business objectives. Any of these criteria or the resulting bonus amounts may be adjusted at the discretion of the Committee based upon their overall evaluation of an individual’s performance and competitive positioning.

The main component of Ms. Thompson’s annual cash incentive is based upon the net income before allocated expenses of the Investment Management and Trust Department which she has responsibility for leading. The Investment Management and Trust Department contributes approximately 40% of the Bank’s total non-interest income, distinguishing the Bank from many peers. Growth in departmental net income therefore directly impacts the profitability of the Bank and makes a significant contribution to enhancement of shareholder value. For that portion of her annual incentive to be earned, departmental net income must increase by at least 10%, and the amount of the incentive increases as net income growth increases as follows:

Departmental
Net Income
Growth	Bonus as % of Base
10%	20%
11%	22%
12%	24%
13%	26%
14%	28%

For 2007 the department’s income increased 12% so Ms. Thompson received a 24% bonus.

Ms. Thompson also has primary responsibility for the sales, service and marketing initiatives and execution at the Bank. Sales and service are two key components of the Bank’s strategic plan and directly impact the Bank’s continued success. According, she also has a component of her annual cash incentive based on overall performance of the Company. This component of her incentive is 1/3 of the CEO’s award percentage. The additional 10% of her base pay resulted in a total cash award of 34% of base pay.

For Messrs. Hillebrand and Poindexter, incentives related to the line of business success are as follows. The Private Banking and Commercial Lending Departments are the source of significant loan and deposit growth. Net interest income comprises approximately 65% of the Bank’s total revenues. Growth directly impacts the profitability of the Company making a significant contribution to enhancement of shareholder value. Various attributes including loan and deposit growth, loan fees and service charges, customer satisfaction and retention are weighted. Net loan and deposit growth receive the top weightings, and the net growth measurement considers customer retention along with acquisition of new business. The matrix used to compute this incentive is structured such that achievement of target performance in all categories results in a 20% of base pay bonus. Once certain minimums have been met, achievement under the target results in a prorated bonus and performance exceeding targets results in a bonus proportionately higher than 20% of base pay.

A key component of the Bank’s business strategy is to acquire and retain full customer relationships. In their roles as leaders of their departments, inter and intra departmental referrals and cross sales are critical and directly impact the Bank’s continued success. Accordingly, Messrs. Hillebrand and Poindexter also have a component of their annual cash incentive based on overall performance of the Company. This component of their incentive is 1/3 of the CEO’s award percentage. Additionally, reflecting his successful planning and execution of the Bank’s expansion goals into new markets, Mr. Hillebrand received a discretionary award of $35,000.

Annual Stock Incentives.   While EPS has historically been the sole driver as to the level of cash bonuses, in 2006 the Committee introduced two additional performance measures to be used in determining additional annual awards — return on average assets (ROAA) and return on average equity (ROAE). The Committee recognizes and rewards management for stellar performance and realizes these achievements set the Bank apart from competitors and add value to its shareholders. Therefore, each objective has a target set at the 90th percentile of the peer group three year average return. If the Company performs at the 90th percentile level, executive incentives will be awarded as follows:

ROAA — CEO receives 5% of base pay, and EVPs receive 2.5% of base pay

ROAE — CEO receives 5% of base pay, and EVPs receive 2.5% of base pay

Awards as determined above will be made annually in the form of restricted stock, rather than cash, with a three year vesting schedule. Awards for excellent ROAA and ROAE begin to shift dependency of incentives away from the single EPS growth objective by providing rewards for maintaining high performance for other key metrics. The three year vesting is designed to enhance retention. Awards made in 2007 are based upon 2006 performance. With a three year average of 1.68% the benchmark of 1.42% for ROAA was met; with a three year average of 17.48% the benchmark 17.65% for ROAE was not. These awards are reflected in the Grant of Plan-Based Awards Table under the All Other Stock Awards heading.

Long Term Incentives. The Committee believes the long term incentive of granting of stock options to executives best serves the interests of shareholders by providing those persons having responsibility for the management and growth of S.Y. Bancorp and the Bank with an opportunity to increase their ownership of S.Y. Bancorp Common Stock and to have a stake in the future of the Company.  By increasing executive officer ownership, these individuals will have an added incentive to maximize shareholder value.  Additionally these equity awards further the Company’s competitive advantage against significantly larger institutions in attracting and retaining talented individuals critical to the Company’s success. Equity awards also provide an advantage over smaller community banks where equity compensation is not available. Executive officers are granted options, normally annually, giving them the right to purchase S.Y. Bancorp Common Stock at the price fixed at the Common Stock’s trading value as of the date of grant, exercisable for a specified future period.  The exercise period of the grants has historically been ten years. Therefore, as the common Stock market price increases, executives have an incentive to purchase that stock at the lower grant-date price.

The number of stock options granted each executive is based upon individual performance, contribution to the company’s overall performance, and comparative practices.  The number of options granted each executive is set to target an award with a value determined in the same fashion as options are valued for accounting purposes that ranged from 18% to 22% of each executive’s base salary and was 30% for the CEO. Awards granted in February 2007 relate to 2006 performance. Awards related to 2007 performance are scheduled be granted in February 2008.

Post-Employment Compensation and Benefits. To enhance the objective of retaining key executives, the Company previously established Senior Executive Severance Agreements (the “Severance Agreement”) for Mr. Heintzman, Ms. Davis and Ms. Thompson, concluding it to be in the best interests of S.Y. Bancorp, its Shareholders and the Bank to take reasonable steps to help assure these key executives of the Bank that they will be treated fairly in the event of a tender offer or takeover bid, or an actual Change in Control. With these agreements in place, if S.Y. Bancorp should receive takeover or acquisition proposals from third parties, S.Y. Bancorp will be able to call upon the key executives of the Bank for their advice and assessment of whether such proposals are in the best interests of shareholders, free of the influences of their personal employment situations. These severance agreements have been in place since the mid-1990s and were updated in 2005, and were not entered into because of any belief by management that a Change in Control of S.Y. Bancorp was imminent.

The Committee’s current philosophy for other post-employment programs is to ensure parity for key executives in their ability to save for their own retirement, and in the amount the Bank contributions toward retirement savings. In 2006, the Committee took steps consistent with this philosophy by studying the adequacy of its retirement programs for key executives, and modified certain programs to provide that parity.

The Bank has a nonqualified deferred compensation plan, which, until 2006, merely provided executives with the ability to defer a portion of their cash compensation and related taxes, and instead receive that compensation and an investment market rate of return on the deferred portion, after their employment with the Bank ends or, in the case of certain events, in service distributions. Amendments in 2006 provided executives with Bank contributions for the amount of match and ESOP contributions they do not receive under the Bank’s qualified retirement plan on annual cash incentives and base salary above an annual tax-qualified plan cap under the Internal Revenue Code.

In the 1990’s the Bank created a plan (called the Senior Officer Security Plan, or SOSP) to enhance the retirement security of key executives by granting them a fixed annual benefit per year after retirement. This fixed amount was originally designed to supplement broader-based retirement programs and bring the executives’ retirement income from combined sources of the tax-qualified employer retirement programs, social security and this plan to a level of approximately 70% of their pre-retirement income. The Committee studied this program in 2006, concluded that the fixed amounts would no longer assure executives of that level of income during retirement (compensation having grown in the interim with no adjustment to the fixed benefit amounts), but also concluded that expansion of this type of program was not consistent with its compensation objectives.

The Committee also recognized that an increasingly higher percentage of total compensation for its key executives would be derived from performance-based annual incentives, but the Bank’s current broad-based employee retirement program did not recognize pay above base salary in computing annual contribution amounts. Therefore, rather than allow its broad-based retirement program to become increasingly less meaningful to executives whose incentive-based compensation is a larger percentage of total compensation, and rather than expanding the SOSP to include a other key executives, or increasing the fixed annual income it will provide to Mr. Heintzman and Ms. Thompson, the Committee decided to add a feature to its executive nonqualified deferred compensation plan to give certain key executives (including Messrs. Heintzman, Hillebrand and Poindexter and Mss. Thompson and Davis) a deferred compensation credit each year on annual incentive compensation, equal to that they would have received had the all-employee retirement plan included annual incentive compensation in its contribution formula. The Committee also transitioned a prior supplemental retirement program for Ms. Davis, that was based on the cash value increases in life insurance owned by the Bank, into the nonqualified deferred compensation program in 2006 by providing a one-time transition credit, after concluding that the prior program had a higher cost to the Bank than benefit to Ms. Davis. After these changes, the Committee believes its post-employment programs for executives to will enable executives to accumulate adequate savings to supplement Social Security and tax-qualified plan benefits and enjoy an adequate percentage of pre-retirement pay as income during retirement.

Stock Ownership/Retention Guidelines

As noted above, equity compensation is awarded to have executives’ and shareholders’ interest merge in the long-term performance of the Company; therefore, management and the Committee expect executives to own stock. While retention or disposition of shares acquired upon option exercise is at the discretion of the option holder, to further the ownership objectives of the option grants there are Company minimum ownership guidelines based upon salary multiples. The CEO is expected to own stock, exclusive of value in unexercised options, at a multiple three times his base pay. For Executive Vice Presidents, that multiple is two times base pay. These guidelines encourage the option holder not to sell shares acquired upon exercise of options, other than to pay related taxes, at least until the guideline level of ownership is attained. For the officers in the Summary Compensation Table, all have exceeded the applicable guideline level with the exception of Mr. Poindexter who, having joined the Bank in 2004, has not yet reached the guideline level.

Conclusion

In summary, the Committee believes the total compensation program for S.Y. Bancorp’s executive officers is competitive with programs offered by similar institutions, and executive compensation is appropriate to further the goals and objectives of S.Y. Bancorp and the Bank.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Board of Directors of S.Y. Bancorp, Inc.

James E. Carrico	Charles R. Edinger, III
Norman Tasman	Robert L. Taylor, Chairman

The report of the Compensation Committee shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed soliciting material or subject to Regulation 14A of the Exchange Act or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Executive Compensation Tables and Narrative Disclosure

The following table sets forth information concerning the compensation of our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and the three most highly compensated executive officers other than the CEO and CFO.  Throughout this section, we refer to executives named in this table (individually, as the “Executive” and collectively as he “Executives”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (4)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
David P. Heintzman	2007	472,500	141,750	6,760	135,071	—	77,119	61,917	895,117
Chairman and CEO	2006	472,500	47,250	—	183,100	47,250	89,505	75,185	914,790

Nancy B. Davis	2007	185,400	27,810	1,289	30,698	9,270	16,624	19,467	290,558
CFO	2006	180,000	9,000	—	48,827	9,000	8,938	59,473	315,238

Kathy C. Thompson Senior EVP and manager of Investment	2007	288,750	98,175	1,972	58,326	—	30,212	46,238	523,673
Management and Trust	2006	275,000	—	—	85,447	63,000	36,621	49,117	509,185

James A. Hillebrand
EVP and manager of	2007	205,000	65,846	1,289	17,328	35,000	1,596	22,607	348,666
Private Banking	2006	180,000	36,000	—	10,474	—	3,383	24,708	254,565

Phillip S. Poindexter
EVP and manager of	2007	195,000	39,839	1,289	17,328	—	878	21,182	275,516
Commercial Banking	2006	180,000	30,000	—	10,474	—	—	20,375	240,849

(1)                             Of this total, the officers deferred the following amounts of 2007 and 2006 salary, and for Mr. Heintzman, director fees:

	2007		2006
	Qualified Plan	Nonqualified Plan	Qualified Plan	Nonqualified Plan
Heintzman	13,500	31,900	13,200	37,800
Davis	20,496	7,200	16,650	10,000
Thompson	15,500	17,325	15,000	22,000
Hillebrand	15,500	—	15,000	—
Poindexter	15,000	—	15,000	—

(2)                                Stock Awards represent restricted stock that was granted February 20, 2007 based on achievement of an ROAA performance objective and which vests 33% annually beginning one year after grant. The value of the grant measured at the grant date value per share of $26.83 is recorded as stock compensation expense over the 36 month vesting term. Therefore, the expense recorded in 2007 for these grants was 10.3/36ths of the total grant date value based on SFAS No. 123R. For information pertinent to SFAS No. 123R please refer to Note 1 to the 2007 consolidated statements in Bancorp’s annual report on Form 10-K.

(3)                                Options were granted February 20, 2007 with an exercise price equal to the closing price of the common stock on that date, or $26.83. The fair value of each option pursuant to SFAS No. 123R was $6.14.  Options were granted January, 17, 2006 with an exercise price equal to the closing price of the common stock on that date, or $24.067. The fair value of each option pursuant to SFAS No. 123R was $5.81. For  assumptions used to estimate fair value of options please refer to Note 1 to the 2007 consolidated statements in Bancorp’s annual report on Form 10-K. These options vest 20% annually beginning one year after grant with the exception of those granted to Mr. Heintzman and Mss. Davis and Thompson, which fully vest six months after the grant date.

	Granted in	Vesting in	Expensed	Granted in	Vesting in	Expensed
	2007	2007	in 2007	2006	2006	in 2006
Heintzman	22,000	22,000	$135,071	31,500	31,500	$183,100
Davis	5,000	5,000	30,698	8,400	8,400	48,827
Thompson	9,500	9,500	58,326	14,700	14,700	85,447
Hillebrand	6,000	1,890	17,328	9,450	—	10,474
Poindexter	6,000	1,890	17,328	9,450	—	10,474

(4)                                All cash incentives and bonuses granted to the Executives for 2007 and 2006 were fully vested when granted. The amounts were determined in accordance with the process and using the performance criteria described in Compensation Discussion and Analysis.

(5)          Totals include the following:

	Heintzman	Davis	Thompson	Hillebrand	Poindexter
2007
Change in actuarial value of defined benefit	49,893	—	22,156	—	—
Nonqualified deferred compensation earnings	27,226	16,624	8,056	1,596	878
	77,119	16,624	30,212	1,596	878
2006
Change in actuarial value of defined benefit	46,011	—	20,325	—	—
Nonqualified deferred compensation earnings	43,494	8,938	16,296	3,383	—
	89,505	8,938	36,621	3,383	—

Assumptions used in calculating the change in actuarial value of the defined benefit above are a discount rate of 5.75% for December 31, 2005, 2006 and 2007, a retirement age of 65, with Mr. Heintzman’s current age being 48, and Ms. Thompson’ s being 46;  payments occurring for 15 years, and assuming no pre-or post retirement mortality.

All earnings on the Executives’ nonqualified deferred compensation balance are included in the totals, because the earnings are not determined by either a market rate of interest, nor based on investment options that are identical to those available under the broad-based employee 401(k) plan.  Rather, earnings are based on the actual performance of investment funds that the Bank designated and the allocation of the nonqualified plan account balance by the executives as among those funds.

(6)          All Other Compensation consists of the following:

	Heintzman	Davis	Thompson	Hillebrand	Poindexter
2007
Contribution to 401(k)	13,500	11,124	13,500	12,300	11,700
Contribution to ESOP	4,500	3,708	4,500	4,100	3,900
Board fees (1)	13,000	—	13,000	—	—
Contribution to nonqualified plan (2)	22,768	1,677	11,332	3,126	2,612
Other	8,149	2,958	3,906	3,081	2,970
	61,917	19,467	46,238	22,607	21,182
2006
Contribution to 401(k)	13,200	10,800	13,200	10,800	10,800
Contribution to ESOP	4,400	3,600	4,400	3,600	3,600
Board fees (1)	12,500	—	12,500	—	—
Contribution to nonqualified plan (2)(3)	38,316	41,578	14,032	3,926	3,568
Other	6,769	3,495	4,985	6,382	2,407
	75,185	59,473	49,117	24,708	20,375

(1)         Mr. Heintzman deferred receipt and taxation of his Board fees.

(2)                                Includes an amount of 401(k) match and ESOP contribution not received under the Bank’s tax-qualified 401(k) and Employee Stock Ownership Plan because the eligible compensation taken into account under the 401(k) and Employee Stock Ownership Plan does not include either (i) any pay in excess of base salary, or (ii) any base salary above an annual tax-qualified plan cap under the Internal Revenue Code.

(3)                                Includes in 2006 for Ms. Davis a one-time $38,074 credit to her account (in excess of prior year accrued benefits) to replace a prior nonqualified defined contribution arrangement that the Bank and Ms. Davis agreed to end in 2006.

(7)          Perquisites totaled less than $10,000 for each Executive and are therefore not included in the table.

The following table sets forth information concerning plan-based awards made to the Executives during the last fiscal year.  No Executive was granted an equity or non-equity incentive plan awards in 2007 for potential payment in a future year.

Grants of Plan-Based Awards Table

					All other stock awards: number of shares of stock	All other option awards: number of securities underlying options	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)

		Estimated future payouts under equity incentive plan awards
		Threshold	Target	Maximum
Name	Grant date	($)	($)	($)
David P. Heintzman	February 20, 2007	—	—	—	881	22,000	26.83	158,717
Nancy B. Davis	February 20, 2007	—	—	—	168	5,000	26.83	35,207
Kathy C. Thompson	February 20, 2007	—	—	—	257	9,500	26.83	65,225
James A. Hillebrand	February 20, 2007	—	—	—	168	6,000	26.83	41,347
Phillip S. Poindexter	February 20, 2007	—	—	—	168	6,000	26.83	41,347

The following table sets forth information concerning equity stock options held by the Executives as of the end of the last fiscal year.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards					Stock Awards
	Number of	Number of	Number of
	Securities	Securities	Securities			Number of
	Underlying	Underlying	Underlying			Shares or	Market Value of
	Unexercised	Unexercised	Unexercised	Option		Units of Stock	Shares or Units of
	Options	Options	Unearned	Exercise	Option	That Have	Stock That
	(#)	(#)	Options	Price	Expiration	Not Vested	Have Not Vested
Name	Exercisable	Unexercisable(1)	(#)	($)	Date	(#)	($)
David P. Heintzman
	13,440	0		11.3989	1/12/2009	—	—
	4,620	0		11.3989	4/20/2009	—	—
	20,790	0		10.0000	1/7/2010	—	—
	27,300	0		9.8238	12/21/2010	—	—
	21,000	0		16.0000	12/27/2011	—	—
	16,590	0		18.6190	12/17/2012	—	—
	15,750	0		20.1714	12/16/2013	—	—
	25,095	0		22.8095	12/14/2014	—	—
	31,500	0		24.0667	1/17/2006	—	—
	22,000	0		26.8300	2/20/2017	881	21,091
	198,085	0
Nancy B. Davis
	4,200	0		9.7619	1/8/2008	—	—
	5,460	0		11.3989	4/20/2009	—	—
	5,460	0		10.0000	1/7/2010	—	—
	7,140	0		9.8238	12/21/2010	—	—
	6,825	0		16.0000	12/27/2011	—	—
	5,250	0		18.6190	12/17/2012	—	—
	4,725	0		20.1714	12/16/2013	—	—
	6,300	0		22.8095	12/14/2014	—	—
	8,400	0		24.0667	1/17/2016	—	—
	5,000	0		26.8300	2/20/2017	168	4,022
	58,760	0
Kathy C. Thompson
	6,720	0		11.3989	4/20/2009	—	—
	7,350	0		10.0000	1/7/2010	—	—
	9,450	0		9.8238	12/21/2010	—	—
	8,400	0		16.0000	12/27/2011	—	—
	7,140	0		18.6190	12/17/2012	—	—
	9,765	0		20.1714	12/16/2013	—	—
	9,345	0		22.8095	12/14/2014	—	—
	14,700	0		24.0667	1/17/2016	—	—
	9,500	0		26.8300	2/20/2017	257	6,153
	82,370	0

James A. Hillebrand
	2,940	0	16.0000	12/27/2011	—	—
	3,150	0	18.6190	12/17/2012	—	—
	3,150	0	20.1714	12/16/2013	—	—
	6,300	0	22.8095	12/14/2014	—	—
	1,890	7,560	24.0667	1/17/2016	—	—
	0	6,000	26.8300	2/20/2017	168	4,022
	17,430	13,560
Phillip S. Poindexter
	7,875	0	22.8095	12/14/2014	—	—
	1,890	7,560	24.0667	1/17/2016	—	—
	0	6,000	26.8300	2/20/2017	168	4,022
	9,765	13,560

(1)                                The unvested options held by Mr. Hillebrand and Mr. Poindexter vest 20% each year beginning one year after the grant date and each anniversary thereafter.

The following table sets forth the stock options exercised by or stock awards vested for the Executives during the last fiscal year:

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
David P. Heintzman	4,200	68,242	—	—
Nancy B. Davis	—	—	—	—
Kathy C. Thompson	4,200	71,770	—	—
James A. Hillebrand	11,592	181,266	—	—
Phillip S. Poindexter	—	—	—	—

The 2005 Restated Senior Officer Security Plan (the “SOSP”) promises benefits, beginning at age 65, of $136,500 per year for 15 years for Mr. Heintzman and $82,000 per year for 15 years for Ms. Thompson, as a means to help them attain reasonable levels of income replacement during retirement, after also considering expected Social Security benefits and the broad-based retirement plan applicable to Bank employees generally.  The total potential benefit vests gradually at 4% per year of service so that is 100% vested if the Executive works for the Bank for a total of 25 years. As of the end of 2007, Mr. Heintzman was 88% vested, and Ms. Thompson was 60% vested in their respective benefits.  The retirement benefit also becomes fully vested in the event of the Executive’s disability or a change of control of the Bank or the Bancorp while the Executive is employed by the Bank.

If the Executive terminates employment before age 55, benefit payments can begin as early as age 55 (or such later age as the Executive has elected), but the annual payment amount is adjusted to the same present value as the benefit if paid at age 65.  If the Executive leaves the Bank after age 55, the benefits do not begin until age 65.

Death benefits are provided in lieu of these retirement payments if the participant dies while in the employ of the Bank before age 65 or after leaving the Bank due to disability.  The death benefits are provided by the Bank endorsing over to the Executive via a split dollar agreement a right to payment of a portion of the death benefits due under several insurance policies purchased by the Bank on the Executives.  As of the end of 2007, the SOSP provided for a $3,065,173 death benefit for Mr. Heintzman and a $1,762,805 death benefit for Ms. Thompson.

If an executive dies after employment termination (other than on account of disability) but before retirement payments begin, the Executive’s selected beneficiary is paid a death benefit equal to the retirement payments to which the Executive would have been entitled, at the same time and in the same amounts those payments would have even paid to the Executive. The following table illustrates these pension benefits:

Pension Benefits Table

			Present Value of	Payments
		Number of Years	Accumulated	During Last
		of Credited Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
David P. Heintzman	Senior Officers’ Security Plan	23	522,501	—
Nancy B. Davis	—	—	—	—
Kathy C. Thompson	Senior Officers’ Security Plan	16	195,254	—
James A. Hillebrand	—	—	—	—
Phillip S. Poindexter	—	—	—	—

The Executive Nonqualified Deferred Compensation Plan (the “NQ Plan”) allows the Executive to defer base salary by a dollar amount or any whole percentage of up to 10%. Beginning with incentive compensation paid (if any) with respect to 2007, participants are also allowed to defer receipt and income taxation on up to 50% of annual incentive compensation.  Beginning in 2006, Executives are credited with the amount of match and basic ESOP contribution that those officers do not receive under the Bank’s tax-qualified 401(k) and Employee Stock Ownership Plan applicable to employees generally, because the eligible compensation taken into account under the 401(k) and Employee Stock Ownership Plan does not include either (i) any pay in excess of base salary, or (ii) any base salary above an annual tax-qualified plan cap under the Internal Revenue Code (which cap is $225,000 in 2007 and is indexed each year).   This Bank credit to the Executive’s plan accounts is vested in accordance with the vesting schedule in the tax-qualified 401(k) and Employee Stock Ownership Plan, so all Executives except Mr. Poindexter are 100% vested in this amount upon its credit to the NQ Plan.

Once amounts are credited to the NQ Plan, they increase or decrease based on the actual investment performance of certain investments funds selected by the Company from time to time, among which investment funds the Executives can designate (and re-designate as often as they wish) how their account balances should be allocated.

The Executives have elected between a lump sum distribution or annual installments over no more than 10 years from the NQ Plan, but that election applies only if they leave the Bank’s employ due to death or after age 55.  If the Executive’s termination of employment occurs other than on account of death and prior to age 55, benefits are automatically paid in a lump sum.

The Executive also may elect (prior to the year in which credits are to be made) to have some or all of their own deferrals paid to them in a lump sum or installments over up to six years, while still employed by the Bank, provided they timely designate the amount and time for that payment, and subject to Internal Revenue Code restrictions on later accelerating the payment or delaying it.  Executives may also apply to receive a distribution in the event of an unforeseeable emergency.

Nonqualified Deferred Compensation Table

	Executive Contributions	Registrant Contributions	Aggregate Earnings	Aggregate Withdrawals/	Aggregate Balance
	in Last Fiscal Year	in Last Fiscal Year	in Last Fiscal Year	Distributions	at Last Fiscal Year
Name	($)	($) (2)	($)	($)	End ($)
David P. Heintzman (1)	18,900	22,768	16,450	—	263,777
	13,000	—	10,776	—	194,555
Nancy B. Davis	7,200	1,677	16,624	—	178,103
Kathy C. Thompson	17,325	11,332	8,056	—	152,763
James A. Hillebrand	—	3,126	1,596	—	21,111
Phillip S. Poindexter	—	2,612	878	—	4,446

(1)                               For Mr. Heintzman includes first an employee account then a director fee deferral account.

(2)                               Includes an amount for each officer equal to the 401(k) match and ESOP contribution not received under the Bank’s tax-qualified 401(k) and Employee Stock Ownership Plan because of plan limits, as described above.

Other Potential Post-Employment Payments

Various benefit plans of the Bank have special terms that apply if a change in control occurs:

•                  The SOSP, described above, provides that a change in control of the Bank during the Executive’s employment will trigger the Executive becoming fully vested in the SOSP benefit.

•                  The NQ Plan discussed above provides that at a change in control while the Executive is still employed, any Bank credits to this plan that are then unvested will be 100% vested.

•                  The Executives’ ability to exercise stock options is fully accelerated upon a change in control and any unvested restricted stock becomes 100% vested at change in control.

•                  Three of the Executives have Severance Agreements that generally only apply in the event of a change in control.

The Bank has entered into 2005 Restated Senior Executive Severance Agreements (“Severance Agreements”) with Mr. Heintzman, Ms. Davis and Ms. Thompson. Each Severance Agreement provides that, in the event (A) the Executive is forced to resign during negotiations or following a change in control of Bank or Bancorp or (B) the Executive voluntarily terminates employment within 24 months following a change in control, the Bank will pay the Executive a severance payment equal to 299 percent of the Executive’s average gross taxable income for the previous five years (“Full Payment”). Should voluntary termination occur between 24 and 36 months following the change in control, the Executive will receive 2/3 of the Full Payment. Payments under the Severance Agreements are paid in a lump sum six months following termination of employment.

No payments are made under the Severance Agreements if (i) the Executive fails to comply with the Bank’s confidentiality policies, (ii) termination occurs because the Bank has determined there is “cause” as defined in the Severance Agreement, (iii) the Executive terminates due to death or disability, or (iv) the Executive announced before the event an intention to voluntarily cease working with no intention to seek other employment at a date that happens to correspond to a change in control.  The Severance Agreement also requires that the Executive not compete, directly or indirectly, by soliciting customers or business of the Bank in Kentucky or a 50 mile radius of Louisville, Kentucky, or by soliciting for employment any employee of the Bank, for a period of 18 months following the receipt of any severance payment.

The Severance Agreements provide that the Bank will indemnify the Executive for legal fees and expenses incurred in contesting any termination or enforcing the Severance Agreement. In addition, the Severance Agreement requires that the Bank pay any excise taxes payable due the compensation paid under this and other agreements, and “gross up” that payment to cover the income taxes on the excise tax payment.  Excise taxes would be due if the total of the payments under the Severance Agreement, plus other payments that are triggered by or enhanced due to a change in control, amount to more than 300 percent of the Executive’s gross taxable income for the previous five years; if this occurs, then all amounts paid in excess of 100% of that five-year average taxable income is an “excess parachute payment” under Code Section 280G.

Because awards under the Company’s Stock Incentive Plan become fully exercisable or vest upon a change in control, and the SOSP benefits promised Mr. Heintzman and Ms. Thompson also accelerate in that event, it is likely that the Bank would have to reimburse for some excise taxes under these agreements.

The following table estimates the amount that would have been payable under the Severance Agreements if their terms had been triggered as of December 31, 2007 and other amounts that vest or accelerate if there is a change in control.

			Excise tax payment and tax gross-up if full payment is due (1)	Difference between lump sum value of SOSP if fully vested, as compared with its value at actual percentage now vested (2)	Value realized if unvested options and stock awards were exercised/vested (3)	Additional value to Executive from accelerated vesting of NQ plan

	Senior Executive Severance Agreement
Officer	Full Payment	2/3 Payment
Heintzman	$1,721,078	$1,147,385	$45,615	$83,954	$21,091	$—
Davis	517,701	345,134	—	—	4,022	—
Thompson	1,010,689	673,793	84,686	153,477	6,153	—
Hillebrand	—	—	—	—	4,022	—
Poindexter	—	—	—	—	4,022	2,668

(1)          This assumes the excise tax rate is 20%, the executive’s combined state and federal income tax rate is 40% and that the value of the accelerated vesting of the SOSP benefits and restricted stock under Internal Revenue Code Section 280G principles is $13,027 in the case of Mr. Heintzman, $9,279 in the case of Ms. Thompson, and $563 in the case of Ms. Davis, which value makes the total consideration connected to the change in control for Mr. Heintzman and Ms. Thompson exceed the parachute limits of that Code Section.  If the value of the consideration received under that code section exceeds 3 times the Executive’s prior 5 year’s average income-taxable compensation, then all values above 1 times that average historical compensation are subject to the excise tax.

(2)          This amount is the lump sum present value of 100% of the SOSP benefit, less the present value of the percentage of the benefit already vested, using an interest rate of 4.66% (120% of the IRS-published applicable federal rate as dictated by the SOSP’s terms) and the actual attained ages of the Executives as of the fiscal year end.

(3)                                This is the difference between the exercise price and the December 31, 2007 market price of the awarded but as-yet-unvested stock options and the total value as of December 31, 2007 of as-yet-unvested restricted stock held by each executive.

Director Compensation

The following table set forth information concerning the compensation of our Directors for the last fiscal year:

Director Compensation Table

					Change in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned	Stock	Option	Incentive Plan	Compensation	All Other
	or Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($) (1)	($)	($) (5)	($)	($) (2) (4)	($) (3)	($)
Mr. Brooks	28,000	—	—	—	4,867	94,990	116,867
Mr. Carrico	27,500	—	—	—	—	—	27,500
Mr. Edinger	26,750	—	—	—	—	—	26,750
Mr. Herde	30,500	—	—	—	—	—	30,500
Mr. Lechleiter	11,700	—	6,140	—	—	—	17,840
Mr. Madison	23,000	—	—	—	—	—	23,000
Mr. Simon	26,400	—	—	—	—	—	26,400
Mr. Tasman	28,000	—	—	—	—	—	28,000
Dr. Taylor	25,250	—	—	—	—	—	25,250

(1)          Of this total, the directors deferred receipt and taxation of the following amounts of 2007 fees:

Mr. Brooks	—
Mr. Carrico	—
Mr. Edinger	26,750
Mr. Heintzman	13,000
Mr. Herde	15,250
Mr. Lechleiter	11,700
Mr. Madison	23,000
Mr. Simon	16,900
Mr. Tasman	28,000
Dr. Taylor	25,250
Ms. Thompson	—

(2)          Each director has the option of deferring some or all of his/her fees. Investment options include Bancorp stock and various mutual funds. For Mr. Brooks, deferred compensation earnings include both $3,568 from his Director Nonqualified Plan account and $1,299 from his executive NQ Plan account.

(3)          Mr. Brooks, a former executive of the Bank, participated in both the Director and the Executive NQ Plan. During 2007 he received distributions of $10,990 from his account in the Executive NQ Plan.  Mr. Brooks, is also participant in the SOSP (described in more detail above), and under that plan has an annual defined benefit of $84,000. He received his first annual payment under this plan in 2006, and payment of that same amount will continue for a total of years. This amount is reflected under “All Other Compensation” above.  The actuarially-determined present value of his benefit obligation declined in 2006 because he is receiving annual benefits, so no amount is included for the change in this pension value above.

(4)          For directors invested in Bancorp stock in Director Nonqualified Plan account, the value of the investment declined in 2007. Accordingly, no amount is included as nonqualified deferred compensation earnings.

(5)          Mr. Lechleiter was granted 1,000 nonqualified stock options upon his election to the Board of Directors. These options have an exercise price equal to the closing price of the common stock on the grant date and they vest 20% annually beginning one year after grant.

(6)                                Mr. Heintzman and Ms. Thompson serve as directors for the Company. All of their compensation as directors is included in the Summary Compensation Table above.

Directors may defer all or a portion of their fees pursuant to the Director Nonqualified Deferred Compensation Plan (the “Director NQ Plan”), and the amounts so deferred then increase or decrease in value based on how the director elects that the account be allocated as among various investment options selected by the Bank from time to time.  The investment options are currently the same options available under the Executive NQ Plan, except that directors may also direct that their fees be invested in Bancorp stock, which is then actually purchased and held in trust at the Bank.  Approximately 73 percent of the total amounts owed directors under this NQ Plan as of the last fiscal year end was invested in Bancorp stock.

For 2007, non-employee directors received an annual retainer of $6,000.  All Bancorp’s directors received $1,000 for each meeting of S.Y. Bancorp’s Board of Directors he or she attended, if the meeting was not held immediately before or after a meeting of the Board of Directors of the Bank.  S.Y. Bancorp’s directors are also directors of the Bank, and received $1,000 for each Bank board meeting attended.

Non-employee directors of S.Y. Bancorp and the Bank who are members of the various committees of the Board of Directors received $600 during 2007 per meeting of S.Y. Bancorp’s Audit Committee, $500 per meeting of S.Y. Bancorp’s Compensation Committee, $500 per meeting of S.Y. Bancorp’s Nominating and Corporate Governance Committee, $500 per meeting attended of the Bank’s Trust Committee, and $500 per meeting attended of the Bank’s Loan Committee. In addition, the Chairman of the Audit Committee received an annual retainer of $2,500, the Chairman of the Compensation Committee received an annual retainer of $1,250, and the Chairman of the Nominating and Governance Committee received an annual retainer of $1,250.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee acts under a written charter approved and adopted by the Board of Directors.  The Audit Committee reviews S.Y. Bancorp’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The Committee discussed with management, the internal auditors and the independent auditors the quality and adequacy of S.Y. Bancorp’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing.  The Committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risks.  The Committee also discussed the results of the internal audit examinations.

In this context, the Audit Committee has met and held discussions with management and the independent auditors.  Management represented to the Audit Committee that S.Y. Bancorp’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the quarterly and year end consolidated financial statements contained in filings with the Securities and Exchange Commission with management and the independent auditors.  The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 114, Communication with Audit Committees.

In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from S.Y. Bancorp and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.  The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to S.Y. Bancorp is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, it is on the agenda for the next meeting of the Audit Committee to consider a recommendation to the Board of Directors that the audited consolidated financial statements be included in S.Y. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

The Audit Committee of the Board of Directors of S.Y. Bancorp, Inc.

James E. Carrico	Bruce P. Madison
Carl G. Herde, Chairman	Nicholas X. Simon
Richard A. Lechleiter

The following table presents fees for professional audit services rendered by KPMG LLP for the audits of S.Y. Bancorp’s financial statements for 2007 and 2006 and fees billed for other services rendered by KPMG LLP:

	2007	2006
Audit fees, excluding audit related (1)	$221,200	$202,460
Audit-related fees (2)	1,500	4,000
All other fees	—	—
Total fees	$222,700	$206,460

(1)                                  Audit fees include fees for the consolidated audit and review of Form 10-K as well as fees for the reviews of quarterly financial information filed with the SEC on Form 10-Q.

(2)                                  Audit-related fees consisted of FHLB reporting in 2007 and FHLB and FDICIA reporting in 2006.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors, except for 2007 and 2006, respectively, they pre-approved the performance of audit-related services for which fees may total up to $20,000 annually.  In 2007 and 2006, no audit-related fees were incurred under this approval. For 2007 and 2006 audit fees of $6,200 and $9,460, respectively included at (1) were incurred under this approval.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain directors and officers of S.Y. Bancorp and the Bank and their associates, as well as with corporations or organizations with which they are connected as directors, officers, shareholders or partners.  These banking transactions are made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons.  In the opinion of management of S.Y. Bancorp and the Bank, such transactions do not involve more than the normal risk of collectibility or present other unfavorable features.  Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

At December 31, 2007, loans to directors and officers of S.Y. Bancorp and the Bank and their associates totaled $5,808,800 equaling 4.4% of the Bancorp’s consolidated stockholders’ equity.

Compensation Committee Interlocks and Insider Participation

During 2007 Messrs. Carrico, Edinger and Tasman and Dr. Taylor, all of whom are independent, non-employee directors, served on the Compensation Committee of the Board of Directors.  None of these gentlemen has ever served as an officer of Bancorp nor had any relationship with Bancorp requiring disclosure. The Compensation Committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

Review of Related Person Transactions

Bancorp has written procedures for reviewing transactions between Bancorp and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transaction impair the independence of a director or presents a conflict of interest on the part of a director or executive officer. Quarterly we require each of our directors and executive officers to complete a questionnaire listing any related person transactions. These are compiled by the internal audit department, and results are reported to the Audit Committee of the Board of Directors. Annually we require each director and executive officer to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. Any related person transactions identified are discussed with the Audit Committee and evaluated to determine whether any likelihood exists that the transaction could impair the director’s independence or present a conflict of interest for that director. Any such conclusion would be considered by the Board of Directors. Should it be determined a director is no longer independent, he/she would be removed from the Audit, Compensation or Nominating and Governance Committee(s) as applicable. If the transaction were to present a conflict of interest, the Board would determine the appropriate response. Upon receiving notice of any transaction on the part of an executive officer that may present a conflict of interest, the internal auditor will discuss the transaction with the CEO or if the transaction involves the CEO, the Chair of the Audit Committee, to determine whether the transaction presents a conflict of interest. In a case involving a conflict of interest, the CEO, or Chair of the Audit Committee, along with the director of Human Resources will determine the appropriate response.

Other than banking transactions described above, there were no transactions with related persons needing to be disclosed under the SEC’s disclosure requirements.

Beginning in 2007 the Audit Committee established a procedure under which any related person transaction or series of transactions in excess of $25,000, other than banking transactions in the ordinary course of business and in compliance with federal banking regulations, will be reported to and preapproved by the audit committee.

INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has been engaged to audit the consolidated financial statements of S.Y. Bancorp for the past nineteen years.  Upon completion of its evaluation process, it is on the agenda for the Audit Committee to consider recommending to S.Y. Bancorp’s Board of Directors that KPMG perform the independent audit of S.Y. Bancorp’s consolidated financial statements for the year ending December 31, 2008.

Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

ANNUAL REPORT ON FORM 10-K

A copy of S.Y. Bancorp, Inc.’s 2007 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, without exhibits, will be provided without charge following receipt of a written or oral request directed to:  Nancy B. Davis, Executive Vice President, Treasurer and Chief Financial Officer, S.Y. Bancorp, Inc., P.O. Box 32890, Louisville, Kentucky 40232, (502) 625-9176; or nancy.davis@syb.com.  A copy of the Form 10-K may also be obtained at the company’s website, www.syb.com or the SEC’s website, www.sec.gov.

OTHER MATTERS

The officers and directors of S.Y. Bancorp do not know of any matters to be presented for shareholder approval at the Annual Meeting other than those described in this Proxy Statement. If any other matters should come before the Annual Meeting, the Board of Directors intends that the persons named in the enclosed form of proxy, or their substitutes, will vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

/s/ David P. Heintzman

David P. Heintzman
Chairman, President and Chief Executive Officer
S.Y. Bancorp, Inc.

Louisville, Kentucky
March 19, 2008

Appendix A

Article IX with amendments marked (new text is underlined)

Directors

Section 1.  The business and affairs of the corporation shall be managed and conducted by or under the direction of the board of directors.  The number of directors of the corporation shall be fixed from time to time by or in the manner provided in the bylaws, but the number thereof shall never be less than nine (9).  ~~The directors shall be divided into three classes, each class to consist, as nearly as may be, of one third of the number of directors constituting the whole board.  The term of office of those of the first class shall~~ Each director shall be elected to serve a term of one year, with each director’s term to expire at the annual meeting of shareholders ~~to be held in 1995. The term of office of those of the second class shall expire at the annual meeting of shareholders to be held in 1996. The term of office of those of the third class shall expire at the annual meeting of shareholders to be held in 1997.  At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms have expired shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders following their election. Each director shall be entitled to serve for the term for which he was elected or until his~~ next following the director’s election as a director. Notwithstanding the expiration of the term of a director, the director shall continue to serve until the director’s successor shall be elected and qualified~~, whichever period is longer~~.

Section 2.   At a meeting of shareholders called expressly for that purpose, one or more directors shall be removed, but only upon a showing of cause, by a vote of the majority of the shareholders then entitled to vote at the election of directors~~, provided that if less than the entire Board is removed, no director may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors~~. For purposes of this section, “cause” shall mean the participation by a director in any transaction in which his personal financial interests are in conflict with the financial interests of the corporation or its shareholders; any act or omission not in good faith or which involves intentional misconduct or which is known to a director to be a violation of law; or the participation by a director in any transaction from which the director derived an improper personal benefit.

Section 3.  Anything contained in these Articles of Incorporation to the contrary notwithstanding (and notwithstanding that a lesser percentage may be specified or permitted by law), the affirmative vote of the holders of at least 66⅔% of the voting power of all of the then outstanding shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal any provision of Section 2 of this Article IX.

ARTICLE IX amended, as proposed

Directors

Section 1.  The business and affairs of the corporation shall be managed and conducted by or under the direction of the board of directors.  The number of directors of the corporation shall be fixed from time to time by or in the manner provided in the bylaws, but the number thereof shall never be less than nine (9).  Each director shall be elected to serve a term of one year, with each director’s term to expire at the annual meeting of shareholders next following the director’s election as a director. Notwithstanding the expiration of the term of a director, the director shall continue to serve until the director’s successor shall be elected and qualified.

Section 2.   At a meeting of shareholders called expressly for that purpose, one or more directors shall be removed, but only upon a showing of cause, by a vote of the majority of the shareholders then entitled to vote at the election of directors.  For purposes of this section, “cause” shall mean the participation by a director in any transaction in which his personal financial interests are in conflict with the financial interests of the corporation or its shareholders; any act or omission not in good faith or which involves intentional misconduct or which is known to a director to be a violation of law; or the participation by a director in any transaction from which the director derived an improper personal benefit.

Section 3.  Anything contained in these Articles of Incorporation to the contrary notwithstanding (and notwithstanding that a lesser percentage may be specified or permitted by law), the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal any provision of Section 2 of this Article IX.

S.Y. BANCORP, INC.

1040 EAST MAIN STREET

LOUISVILLE, KENTUCKY 40206

PROXY FOR HOLDERS OF COMMON STOCK

ANNUAL MEETING OF SHAREHOLDERS - APRIL 23, 2008

This proxy is solicited by the Board of Directors of S.Y. Bancorp, Inc.

                The undersigned hereby appoints David P. Heintzman and Kathy C. Thompson or either of them, attorneys with power of substitution and revocation to each, to vote any and all shares of Common Stock of S.Y. Bancorp, Inc. (“Bancorp”) held of record by the undersigned, in the name and as the proxy of the undersigned, at the Annual Meeting of Shareholders of Bancorp (the “Annual Meeting”) to be held at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40207 on April 23, 2008 at 10:00 a.m., Eastern Time, or any adjournment thereof, hereby revoking any prior proxies to vote said stock, upon the following proposals more fully described in the Notice of and Proxy Statement for the meeting (receipt of which is hereby acknowledged):

(1)                                  FOR   ☐                 AGAINST   ☐      ABSTAIN  ☐  a proposal to approve the action of the Board of Directors fixing the number of directors at twelve (12).

(2)                                  FOR   ☐                 AGAINST   ☐      ABSTAIN  ☐  a proposal to approve the action of the Board of Directors to approve amendments to Article IX of the Company’s Articles of Incorporation to declassify the Board of Directors so that each director will stand for re-election on an annual basis and revise provisions relating to the vote required to change provisions of Article IX.

(3)                                  ELECTION OF DIRECTORS — in the event the proposal at (2) above is approved - Nominees are:  David H. Brooks, James E. Carrico, Charles R. Edinger, III, David P. Heintzman, Carl G. Herde, Richard A. Lechleiter, Bruce P. Madison, Nicholas X. Simon, Norman Tasman, Robert L. Taylor, and Kathy C. Thompson.

Mark one box only.

                                ☐            FOR ALL nominees listed above

                                                                                ☐            FOR ALL nominees listed above EXCEPT the following:  ______________________

                                                _____________________________________________________________________________________________

                                                                                ☐            WITHHOLD authority to vote for ALL nominees listed above

(4)                                  ELECTION OF DIRECTORS — in the event the proposal at (2) above is NOT approved - Nominees are: Charles R. Edinger, III, David P. Heintzman, Richard A. Lechleiter, and Norman Tasman.

Mark one box only.

                                ☐            FOR ALL nominees listed above

                                                                                ☐            FOR ALL nominees listed above EXCEPT the following: ______________________

                                                _______________________________________________________________________________________________

                                                                                ☐            WITHHOLD authority to vote for ALL nominees listed above

(5)                                  OTHER BUSINESS.  To consider and act upon such other matters as may properly be brought before the Annual Meeting or any adjournment thereof.

                The Board of Directors recommends a vote FOR the proposal fixing the number of directors at twelve (12), FOR the proposal to amend the Company’s Articles of Incorporation and FOR ALL nominees for director listed above.

                This proxy, properly signed and dated, will be voted as directed, but if no instructions are specified, this proxy will be voted for the proposals to fix the number of directors at twelve (12) and to amend the Company’s Articles of Incorporation and for all nominees for director.  If any other business is properly presented at such meeting, this proxy will be voted by those named in this proxy in their best judgment.  At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Date , 2008

(Signatures)

Should the above signed be present and elect to vote at the Annual Meeting of Shareholders or at any adjournment thereof and after written notification to the Secretary of the Corporation at the Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

                Please sign exactly as your name appears on this proxy card; (refer to adhesive label below).  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, only one signature is required but each holder should sign, if possible.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY